Exhibit 99.1

IMMEDIATE RELEASE

Investor Relations:

Kate Giha

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Announces Fourth Quarter and Full Year 2010 Results

Denver, Colorado – (Business Wire) – February 10, 2011 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and full year ended December 31, 2010.

Highlights for the fourth quarter of 2010 as compared to the fourth quarter of 2009 include:

•	Revenue increased 24.5% to $482.5 million

•	Comparable restaurant sales increased 12.6%

•	Restaurant level operating margin was 25.9%, an increase of 140 basis points

•	Net income was $46.4 million, an increase of 47.0%

•	Diluted earnings per share was $1.47, an increase of 48.5%

Highlights for the twelve months ended December 31, 2010 as compared to the prior year include:

•	Revenue increased 20.9% to $1.84 billion

•	Comparable restaurant sales increased 9.4%

•	Restaurant level operating margin was 26.7%, an increase of 180 basis points

•	Net income was $ 179.0 million, an increase of 41.1%

•	Diluted earnings per share was $5.64, an increase of 42.8%

“Our accomplishments in 2010 were many—opening our first restaurant in London, hitting the 1,000 restaurant milestone, and serving naturally raised barbacoa in all of our restaurants—just to name a few. All of our accomplishments were made possible by remaining focused on our vision to change the way the world thinks about and eats fast food,” said Founder, Chairman, and Co-CEO Steve Ells.

Results for the fourth quarter 2010

Revenue for the quarter was $482.5 million, up 24.5% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 12.6% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic in the quarter.

During the quarter Chipotle opened 62 new restaurants, bringing the total restaurant count to 1,084.

Restaurant level operating margin was 25.9% in the quarter, an increase of 140 basis points over the prior year period. The increase was primarily driven by the impact of comparable restaurant sales growth which was partially offset by increased food costs.

G&A costs were 6.0% of revenue, down 50 basis points from the prior year period. The decrease as a percent of revenue was driven by the impact of comparable restaurant sales growth.

Net income for the fourth quarter of 2010 was $46.4 million, or $1.47 per diluted share, compared to $31.6 million, or $0.99 per diluted share, in the fourth quarter of 2009.

Results for the full year ended December 31, 2010

Revenue for the full year of 2010 was $1.84 billion, up 20.9% from the prior year. The growth in revenue was the result of new restaurants not in the comparable base and a 9.4% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic during the year.

For the full year, Chipotle opened 129 restaurants, including one restaurant in London and one in Toronto, Canada.

Restaurant level operating margin was 26.7% for the full year of 2010, an increase of 180 basis points over the prior year period. The increase was primarily driven by the impact of comparable restaurant sales growth.

G&A costs for the full year of 2010 were 6.5% of revenue, which was flat from the prior period. The benefit of comparable restaurant sales growth was offset by increased stock based compensation expense, the biennial All Managers’ Conference, and hiring more employees as we grew.

Net income for the full year of 2010 was $179.0 million, or $5.64 per diluted share, compared to $126.8 million, or $3.95 per diluted share for 2009.

“Top performers, along with a culture of empowerment and striving to reach high standards come together naturally to produce great results. Our top performers demonstrate that they can run better restaurants, cook and serve better food, provide better service, increase throughput in their peak times and operate an efficient business. And our managers do all this while hiring and developing our future leaders. So of course we’re pleased with the great results our high performing teams generate, but it’s even more pleasing to know that it’s our special people culture that’s enabling these results,” commented Monty Moran, Co-CEO.

Outlook

For 2011, management expects the following:

•	135-145 new restaurant openings

•	Low single digit comparable restaurant sales growth

•	An effective tax rate of approximately 38.3%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss fourth quarter and full year 2010 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 1-877-723-9523 or 1-719-325-4830 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The password is 1431566. The replay will be available until February 17, 2011. The call will be webcast live from the Company’s website at chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates over 1,000 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases and effective tax rate in 2011, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; changes in consumer preferences, general economic conditions or consumer discretionary spending; the effect of competition in the restaurant industry; risks related to the ongoing development of our marketing strategy; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; security risks associated with the acceptance of electronic payment cards; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2010		2009
Revenue	$482,521	100.0%	$387,544	100.0%

Restaurant operating costs:
Food, beverage and packaging	149,589	31.0	116,463	30.1
Labor	119,532	24.8	99,697	25.7
Occupancy	33,977	7.0	30,417	7.8
Other operating costs	54,281	11.2	45,955	11.9
General and administrative expenses	28,733	6.0	25,078	6.5
Depreciation and amortization	17,815	3.7	15,940	4.1
Pre-opening costs	2,598	0.5	2,405	0.6
Loss on disposal of assets	2,004	0.4	1,204	0.3

Total operating expenses	408,529	84.7	337,159	87.0

Income from operations	73,992	15.3	50,385	13.0

Interest and other income	402	0.1	302	0.1
Interest and other expense	(91)	0.0	(72)	0.0

Income before income taxes	74,303	15.4	50,615	13.1
Provision for income taxes	(27,858)	(5.8)	(19,019)	(4.9)

Net income	$46,445	9.6%	$31,596	8.2%

Earnings per share:
Basic	$1.50		$1.00

Diluted	$1.47		$0.99

Weighted average common shares outstanding:
Basic	31,054		31,585

Diluted	31,702		31,904

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

	Year ended December 31,
	2010 (unaudited)		2009
Revenue	$1,835,922	100.0%	$1,518,417	100.0%

Restaurant operating costs:
Food, beverage and packaging	561,107	30.6	466,027	30.7
Labor	453,573	24.7	385,072	25.4
Occupancy	128,933	7.0	114,218	7.5
Other operating costs	202,904	11.1	174,581	11.5
General and administrative expenses	118,590	6.5	99,149	6.5
Depreciation and amortization	68,921	3.8	61,308	4.0
Pre-opening costs	7,767	0.4	8,401	0.6
Loss on disposal of assets	6,296	0.3	5,956	0.4

Total operating expenses	1,548,091	84.3	1,314,712	86.6

Income from operations	287,831	15.7	203,705	13.4

Interest and other income	1,499	0.1	925	0.1
Interest and other expense	(269)	0.0	(405)	0.0

Income before income taxes	289,061	15.7	204,225	13.4
Provision for income taxes	(110,080)	(6.0)	(77,380)	(5.1)

Net income	$178,981	9.7%	$126,845	8.4%

Earnings per share:
Basic	$5.73		$3.99

Diluted	$5.64		$3.95

Weighted average common shares outstanding:
Basic	31,234		31,766

Diluted	31,735		32,102

Chipotle Mexican Grill, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$224,838	$219,566
Accounts receivable, net of allowance for doubtful accounts of $102 and $339 as of December 31, 2010 and December 31, 2009, respectively	5,658	4,763
Inventory	7,098	5,614
Current deferred tax asset	4,317	3,134
Prepaid expenses and other current assets	16,016	14,377
Income tax receivable	23,528	—
Investments	124,766	50,000

Total current assets	406,221	297,454

Leasehold improvements, property and equipment, net	676,881	636,411
Other assets	16,564	5,701
Goodwill	21,939	21,939

Total assets	$1,121,605	$961,505

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$33,705	$25,230
Accrued payroll and benefits	50,336	41,404
Accrued liabilities	38,892	31,216
Current portion of deemed landlord financing	121	96
Income tax payable	—	4,207

Total current liabilities	123,054	102,153

Deferred rent	123,667	106,395
Deemed landlord financing	3,661	3,782
Deferred income tax liability	50,525	38,863
Other liabilities	9,825	6,851

Total liabilities	310,732	258,044

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2010 and December 31, 2009	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 33,959 and 33,473 shares issued as of December 31, 2010 and December 31, 2009, respectively	340	335
Additional paid-in capital	594,331	539,880
Treasury stock, at cost, 2,885 and 1,990 shares at December 31, 2010 and December 31, 2009, respectively	(240,918)	(114,316)
Accumulated other comprehensive income	606	29
Retained earnings	456,514	277,533

Total shareholders’ equity	810,873	703,461

Total liabilities and shareholders’ equity	$1,121,605	$961,505

Chipotle Mexican Grill, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Year ended December 31,
	2010	2009
	(unaudited)
Operating activities
Net income	$178,981	$126,845
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,921	61,308
Deferred income tax provision	10,479	8,282
Change in valuation allowance	—	141
Loss on disposal of assets	6,296	5,956
Bad debt allowance	(151)	(245)
Stock-based compensation	21,381	14,992
Excess tax benefit on stock-based compensation	(14,526)	(10,435)
Other	—	222
Changes in operating assets and liabilities:
Accounts receivable	(743)	(875)
Inventory	(1,481)	(825)
Prepaid expenses and other current assets	(1,632)	(2,613)
Other assets	(8,956)	374
Accounts payable	6,989	1,435
Accrued liabilities	16,607	19,804
Income tax receivable/payable	(13,209)	14,927
Deferred rent	17,261	19,386
Other long-term liabilities	2,974	1,994

Net cash provided by operating activities	289,191	260,673

Investing activities
Purchases of leasehold improvements, property and equipment, net	(113,215)	(117,198)
Purchase of equity method investments	(1,900)	—
Purchases of investments	(125,000)	(50,000)
Maturities of investments	50,234	99,990

Net cash used in investing activities	(189,881)	(67,208)

Financing activities
Proceeds from option exercises	17,650	11,793
Excess tax benefit on stock-based compensation	14,526	10,435
Payments on deemed landlord financing	(96)	(82)
Acquisition of treasury stock	(126,602)	(84,089)

Net cash used in financing activities	(94,522)	(61,943)

Effect of exchange rate changes on cash and cash equivalents	484	—
Net change in cash and cash equivalents	5,272	131,522
Cash and cash equivalents at beginning of period	219,566	88,044

Cash and cash equivalents at end of period	$224,838	$219,566

Supplemental disclosures of cash flow information
(Increase) decrease in purchases of leasehold improvements, property and equipment accrued in accounts payable	($1,480)	$95

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2010	2010	2010	2010	2009
Number of restaurants opened	62	22	25	20	45
Restaurant relocations or closures	(1)	—	—	—	—
Number of restaurants at end of period	1,084	1,023	1,001	976	956
Average restaurant sales	$1,840	$1,806	$1,763	$1,736	$1,728
Comparable restaurant sales increases	12.6%	11.4%	8.7%	4.3%	2.0%